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| **NEWS RELEASE**<br><br>**FOR IMMEDIATE RELEASE** | **Contact:**<br>**American Realty Investors, Inc.**<br>**Investor Relations**<br>**(800) 400-6407**<br>**investor.relations@americanrealtyinvest.com** |

**American Realty Investors, Inc. Reports Second Quarter 2012 Results**

Dallas (August 14, 2012) – American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company, today reported results of operations for the second quarter ended June 30, 2012. ARL announced today that the Company reported net income applicable to common shares of $4.1 million or $0.16 per diluted earnings per share, as compared to a net income applicable to common shares of $13.8 million or $0.80 per diluted earnings per share for the same period ended 2011. Included in the net income applicable to common shares of $4.1 million is $5.4 million in depreciation and amortization expense for the three months ended June 30, 2012. For the same period ending June 30, 2011, included in the net income applicable to common shares of $13.8 million is $5.0 million in depreciation and amortization expense and $0.4 million of impairment reserves on real estate assets and notes receivable.

Rental and other property revenues were $31.0 million for the three months ended June 30, 2012. This represents an increase of $1.7 million, as compared to the prior period revenues of $29.3 million. This change, by segment, is an increase in the apartment portfolio of $3.2 million, offset by decrease in the commercial portfolio of $1.4 million and decrease in the land and other portfolios of $0.1 million. Within the apartment portfolio, there was an increase of $2.2 million due to the developed properties in the lease-up phase and an increase of $1.0 million in the same property portfolio. Our apartment portfolio continues to thrive in the current economic conditions with occupancies averaging over 95%. Within the commercial portfolio, the same property portfolio decreased by $1.4 million. We continue to market our properties aggressively to attract new tenants and strive for continuous improvement of our properties in order to maintain our existing tenants.

General and administrative expenses were $0.9 million for the three months ended June 30, 2012. This represents a decrease of $2.8 million, as compared to the prior period expenses of $3.7 million. The majority of the reduction relates to land and corporate expenses as professional services decreased by $2.5 million and cost reimbursements to our Advisor decreased by $0.3 million.

Interest income was $4.7 million for the three months ended June 30, 2012. This represents an increase of $3.5 million, as compared to the prior period interest income of $1.2 million. The majority of the increase is due to the accrued interest recognition on the cash flow notes from Unified Housing Foundation, Inc. related to the mid-year surplus cash calculation. In addition, prior to January 1, 2012, on cash flow notes where payments are based upon surplus cash from operations, accrued but unpaid interest income was only recognized to the extent that cash was received. As of January 1, 2012, due to the consistency of cash received on the surplus cash notes, we recorded interest as earned.

Mortgage and loan interest expense was $16.6 million for the three months ended June 30, 2012. This represents an increase of $1.2 million, as compared to the prior period interest expense of $15.4 million. This change, by segment, is an increase in our apartment portfolio of $4.3 million, offset by a decrease in our commercial portfolio of $1.4 million, and a decrease in our land and other portfolios of $1.7 million. Within the apartment portfolio, the same properties increased $3.2 million due to the write-off of the previous loan's deferred financing charges and prepayment penalties that were paid as part of the closing costs associated with the refinancing of seven apartment loans in the current period. The developed properties increased $1.1 million due to properties in the lease-up phase. Once construction is completed, interest expense is no longer capitalized. Within the commercial portfolio, the same properties decreased by $1.4 million. This decrease is related to a commercial loan that was in default in 2011 and was accruing interest at the default interest rate. The loan is no longer in default and is no longer being charged a default rate of interest in the current period. The decrease in the land and other portfolios was due to land sales.

Gain on land sales decreased for the three months ended June 30, 2012, as compared to the prior period. In the current period, we sold 84.75 acres of land in five separate transactions for an aggregate sales price of $12.7 million and recorded a gain of $4.7 million. In the prior period, we sold 1,067 acres of land in 19 separate transactions for an aggregate sales price of $60.4 million and recorded a gain of $14.0 million.

Included in discontinued operations are a total of six and 26 properties as of 2012 and 2011, respectively. Properties sold in 2012 have been reclassified to discontinued operations for the current and prior reporting periods. In 2012, we sold two apartment complexes, two commercial properties, one hotel and had one commercial property held for sale. In 2011, we sold two apartment complexes, 12 commercial properties, four hotels, 13 acres of land with a storage warehouse, and one trade show and exhibit hall.

EXHIBIT 99.1

***About American Realty Investors, Inc.***

American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. The Company invests in real estate through direct equity ownership and partnerships nationwide. For more information, visit the Company's website at www.americanrealtyinvest.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(dollars in thousands, except share and per share amounts)
Revenues:
Rental and other property revenues (including $167 and $0 for the three months and $335 and $0 for the six months ended 2012 and 2011 respectively from affiliates and related parties)	$31,016	$29,306	$60,598	$56,480

Expenses:
Property operating expenses (including $258 and $383 for the three months and $550 and $631 for the six months ended 2012 and 2011 respectively from affiliates and related parties)	15,674	15,407	31,087	30,667
Depreciation and amortization	5,393	4,958	10,821	10,162
General and administrative (including $937 and $1,241 for the three months and $1,817 and $2,429 for the six months ended 2012 and 2011 respectively from affiliates and related parties)	935	3,692	3,507	6,915
Provision on impairment of notes receivable and real estate assets	-	444	-	5,622
Advisory fee to affiliate	2,700	3,462	5,359	6,984
Total operating expenses	24,702	27,963	50,774	60,350
Operating income (loss)	6,314	1,343	9,824	(3,870)

Other income (expense):
Interest income (including $4,624 and $1,104 for the three months and $7,865 and $1,603 for the six months ended 2012 and 2011 respectively from affiliates and related parties)	4,723	1,203	8,063	1,871
Other income (including $1,500 and $0 for the three months and $3,000 and $0 for the six months ended 2012 and 2011 respectively from affiliates and related parties)	2,171	551	3,800	1,765
Mortgage and loan interest (including $931 and $1,275 for the three months and $1,853 and $1,580 for the six months ended 2012 and 2011 respectively from affiliates and related parties)	(16,641)	(15,439)	(34,219)	(29,897)
Loss on sale of investments	-	-	(362)	-
Earnings from unconsolidated subsidiaries and investees	33	22	150	(73)
Total other expenses	(9,714)	(13,663)	(22,568)	(26,334)
Loss before gain on land sales, non-controlling interest, and taxes	(3,400)	(12,320)	(12,744)	(30,204)
Gain on land sales	4,738	14,029	3,716	19,373
Income (loss) from continuing operations before tax	1,338	1,709	(9,028)	(10,831)
Income tax benefit	1,537	1,942	2,548	2,351
Net income (loss) from continuing operations	2,875	3,651	(6,480)	(8,480)
Discontinued operations:
Loss from discontinued operations	(277)	(2,130)	(975)	(5,099)
Gain on sale of real estate from discontinued operations	4,668	7,679	8,256	11,816
Income tax expense from discontinued operations	(1,537)	(1,942)	(2,548)	(2,351)
Net income from discontinued operations	2,854	3,607	4,733	4,366
Net income (loss)	5,729	7,258	(1,747)	(4,114)
Net (income) loss attributable to non-controlling interest	(1,064)	7,175	112	9,345
Net income (loss) attributable to American Realty Investors, Inc.	4,665	14,433	(1,635)	5,231
Preferred dividend requirement	(613)	(613)	(1,226)	(1,230)
Net income (loss) applicable to common shares	$4,052	$13,820	$(2,861)	$4,001

Earnings per share - basic
Income (loss) from continuing operations	$0.10	$0.89	$(0.66)	$(0.03)
Income from discontinued operations	0.25	0.31	0.41	0.38
Net income (loss) applicable to common shares	$0.35	$1.20	$(0.25)	$0.35

Earnings per share - diluted
Income (loss) from continuing operations	$0.05	$0.59	$(0.66)	$(0.03)
Income from discontinued operations	0.11	0.21	0.41	0.38
Net income (loss) applicable to common shares	$0.16	$0.80	$(0.25)	$0.35

Weighted average common share used in computing earnings per share	11,525,389	11,525,389	11,525,389	11,509,341
Weighted average common share used in computing diluted earnings per share	25,679,951	17,394,553	11,525,389	11,509,341

Amounts attributable to American Realty Investors, Inc.
Income (loss) from continuing operations	$1,811	$10,826	$(6,368)	$865
Income from discontinued operations	2,854	3,607	4,733	4,366
Net income (loss)	$4,665	$14,433	$(1,635)	$5,231

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2012	2011
	(dollars in thousands, except share and par value amounts)
Assets
Real estate, at cost	$1,066,094	$1,120,122
Real estate held for sale at cost, net of depreciation ($3,290 for 2012 and $1,752 for 2011)	2,329	15,015
Real estate subject to sales contracts at cost, net of depreciation ($15,042 and $9,790 in 2012 and 2011)	48,515	49,982
Less accumulated depreciation	(154,499)	(158,489)
Total real estate	962,439	1,026,630
Notes and interest receivable
Performing (including $114,613 and $104,969 in 2012 and 2011 from affiliates and related parties)	118,710	110,136
Non-performing (including $0 and $0 in 2012 and 2011 from affiliates and related parties)	5,908	4,787
Less allowance for estimated losses (including $18,962 and $8,962 in 2012 and 2011 from affiliates and related parties)	(23,383)	(13,383)
Total notes and interest receivable	101,235	101,540
Cash and cash equivalents	18,090	20,312
Investments in unconsolidated subsidiaries and investees	7,437	10,746
Other assets (including $21 in 2012 and $11 in 2011 from affiliates and related parties)	71,044	76,243
Total assets	$1,160,245	$1,235,471

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$800,162	$855,619
Notes related to assets held for sale	3,868	13,830
Notes related to subject to sales contracts	55,503	44,516
Stock-secured notes payable and margin debt	26,133	26,898
Affiliate payables	13,816	10,294
Deferred gain (including $75,727 and $71,964 in 2012 and 2011 from sales to related parties)	77,572	78,750
Accounts payable and other liabilities (including $1,925 and $1,822 in 2012 and 2011 to affiliates and related parties)	91,921	110,307
	1,068,975	1,140,214

Shareholders’ equity:
Preferred stock, Series A: $2.00 par value, authorized 15,000,000 shares, issued and outstanding 3,353,954 shares in 2012 and 2011 (liquidation preference $10 per share), including 900,000 shares in 2012 and 2011 held by subsidiaries	4,908	4,908
Common stock, $.01 par value, authorized 100,000,000 shares; issued 11,941,174 shares and outstanding 11,525,389 shares in 2012 and 2011	115	115
Treasury stock at cost; 415,785 shares in 2012 and 2011 and 229,214 and 236,587 shares held by TCI as of 2012 and 2011.	(6,395)	(6,395)
Paid-in capital	107,092	105,388
Retained earnings	(49,121)	(47,486)
Accumulated other comprehensive income	(786)	(786)
Total American Realty Investors, Inc. shareholders' equity	55,813	55,744
Non-controlling interest	35,457	39,513
Total equity	91,270	95,257
Total liabilities and equity	$1,160,245	$1,235,471